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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

               Commission File Number:         33-10984 LA

                            TUFCO INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

                                 P.O. Box 457
                            Gentry, Arkansas 72734
                                (501)736-2201
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     (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          $.001 Par Value Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    |   |           Rule 12h-3(b)(1)(i)   | X |
      Rule 12g-4(a)(1)(ii)   |   |           Rule 12h-3(b)(1)(ii)  |   |
      Rule 12g-4(a)(2)(iii)  |   |           Rule 12h-3(b)(2)(i)   |   |
      Rule 12g-4(a)(2)(ii)   |   |           Rule|2h-3(b)(2)(ii)   |   |
                                             Rule 15d-6            |   |

Approximate number of holders of record as of the certification or notice date:
                                       45

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Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    July 5, 2000         By:     /s/ Brent Mills, President
                                   -----------------------------------
                                          Brent Mills, President

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